EXHIBIT 12.  STATEMENT RE:  COMPUTATION OF RATIO OF EARNINGS
                  FROM CONTINUING OPERATIONS TO FIXED CHARGES
                             (Dollars in Millions)


                                                   Years Ended December 31,
                                  --------------------------------------------------------------
                                      1997        1996         1995          1994        1993
                                      ----        ----         ----          ----        ----

Consolidated Pretax
   Income from Continuing
   Operations before
   Accounting Changes..........    $  510.2     $2,031.3     $1,765.6     $1,698.6     $  662.8

Interest from Continuing
   Operations and Other
   Fixed Charges...............       260.0        324.9        324.6        129.2         96.1

Less Interest Capitalized
   during the Period from
   Continuing Operations.......       (23.8)       (36.1)       (38.3)       (25.4)       (25.5)
                                    --------     --------     -------      -------      --------

Earnings.......................    $  746.4     $2,320.1     $2,051.9     $1,802.4     $  733.4
                                    =======      =======      =======      =======      =======

Fixed Charges(1)...............    $  264.2     $  329.6     $  324.6     $  129.2     $   96.1
                                    =======      =======      =======      =======      =======


Ratio of Earnings to
   Fixed Charges...............         2.8(2)       7.0          6.3         14.0          7.6
                                        ===          ===          ===         ====          ===

(1)Fixed charges include interest from continuing operations for all years presented and beginning in 1996, preferred stock dividends.

(2)Included in the 1997 earnings is a noncash charge of $2,443 million due to an asset impairment. See notes to consolidated financial statements. If the asset impairment charge had not occurred, the ratio of earnings to fixed charges would have been 12.1.